Exhibit 99.4
FORM 11-K
(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2009
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to

Commission file number 1-10312
SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Financial Statements
December 31, 2009, 2008, and 2007
(With Report of Independent Registered Public Accounting Firm Thereon)

Report of Independent Registered Public Accounting Firm
The Plan Administrator
Synovus Financial Corp.
 Employee Stock Purchase Plan:
We have audited the accompanying statements of financial condition of the Synovus Financial Corp. Employee Stock Purchase Plan (the Plan) as of December 31, 2009 and 2008, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2009. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2009 and 2008, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Atlanta, Georgia
April 23, 2010

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Statements of Financial Condition
December 31, 2009 and 2008

	2009	2008
Assets

Common stock of Synovus Financial Corp., at fair value – 6,882,871 shares (cost $58,007,250) in 2009 and 3,503,606 shares (cost $61,576,914) in 2008	$14,109,885	29,079,931
Dividends receivable	68,477	205,084
Contributions receivable	620,761	734,039

	$14,799,123	30,019,054

Plan Equity

Plan equity (4,310 and 4,639 participants in 2009 and 2008, respectively)	$14,799,123	30,019,054

See accompanying notes to financial statements.

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Statements of Operations and Changes in Plan Equity
Years ended December 31, 2009, 2008, and 2007

	2009	2008	2007
Investment income (loss):
Dividend income	$215,057	1,374,275	1,992,143
Realized (loss) gain on distributions to participants (note 7)	(14,778,707)	(10,211,752)	3,672,475
Unrealized depreciation of common stock of Synovus Financial Corp. (note 6)	(11,400,381)	(31,191,969)	(20,156,290)

Total investment loss	(25,964,031)	(40,029,446)	(14,491,672)

Contributions (note 5):
Participants	11,240,964	12,704,261	12,289,728
Participating Employers	5,621,254	6,352,679	6,145,401

Total contributions	16,862,218	19,056,940	18,435,129

Withdrawals by participants – common stock of Synovus Financial Corp., at fair value (1,787,738 shares in 2009, 1,028,403 shares in 2008, and 586,786 shares in 2007) (note 7)	(6,118,118)	(10,880,938)	(17,734,489)

Decrease in Plan equity	(15,219,931)	(31,853,444)	(13,791,032)
Plan equity at beginning of year	30,019,054	61,872,498	75,663,530

Plan equity at end of year	$14,799,123	30,019,054	61,872,498

See accompanying notes to financial statements.

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2009, 2008, and 2007
(1)	Description of the Plan

The Synovus Financial Corp. Employee Stock Purchase Plan (the Plan) was implemented as of January 15, 1979. The Plan is designed to enable participating Synovus Financial Corp. (Synovus) and subsidiaries’ employees to purchase shares of Synovus common stock at prevailing market prices from contributions made by them and by Synovus and its subsidiaries (the Participating Employers).

Synovus serves as the Plan Administrator. The Plan agent is Mellon Investor Services, LLC, hereafter referred to as “Agent.”

All employees who work 20 hours per week or more are eligible to participate in the Plan on the first payroll date after completing three months of continuous employment. The Plan also permits a participant who has successfully completed the State of Georgia’s Intellectual Capital Partnership Program (ICAPP) to begin participation in the Plan immediately upon the participant’s commencement of employment with a Participating Employer.

Participants contribute to the Plan through payroll deductions as a percentage of compensation. The maximum allowable contribution ranges from 3% to 7% of compensation based on years of service. The minimum allowable contribution is 1% of compensation. Matching contributions to the Plan are to be made by the Participating Employers in an amount equal to one-half of each participant’s contribution. All contributions to the Plan vest immediately.

The Plan provides, among other things, that all expenses of administering the Plan shall be paid by Synovus. Brokers’ fees, commissions, and other transaction costs incurred in connection with the purchase in the open market of Synovus common stock under the Plan are included in the cost of such stock to each participant.

The Plan provides that each participant may withdraw at any time all or some of his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of Synovus or in a lump-sum cash distribution. Prior to January 23, 2002, participants who had previously withdrawn shares from their Plan account remained eligible to participate, but with certain exceptions were precluded from receiving matching contributions from the Participating Employers for a specified period of time. Effective January 23, 2002, the Plan was amended to remove the above-mentioned restriction on receiving matching contributions upon a withdrawal of shares from the Plan.

The Plan provides that upon termination of participation in the Plan, each former participant will receive, at his or her discretion, (i) the full number of shares of Synovus common stock held on his or her behalf by the Agent, together with a check for any fractional share interest, or (ii) a lump-sum cash distribution for the proceeds of the sale of all shares held on his or her behalf by the Agent.

Participation in the Plan shall automatically terminate upon termination of a participant’s employment whether by death, retirement, or otherwise.
(Continued)

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2009, 2008, and 2007
Synovus expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him or her, or his or her Participating Employer prior to the date of such amendment or termination.

Synovus reserves the right to suspend Participating Employer contributions to the Plan if its board of directors feels that Synovus’ financial condition warrants such action.

(2)	Summary of Significant Accounting Policies

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

The investment in Synovus common stock is stated at fair value, which is based on the closing price at year-end obtained by using market quotations on the principal public exchange market for which such securities are traded. The December 31, 2009 and 2008 fair values were $2.05 per share and $8.30 per share, respectively.

The Plan’s investment in the common stock of Synovus is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan’s financial statements.

The realized gain or loss on distributions to participants is determined by computing the difference between the average cost per share and the fair value per share at the date of the distribution to the participants, less transaction costs.

Purchases and sales of Synovus common stock are reflected on a trade-date basis. Dividend income is accrued on the record date.

Contributions by participants and Participating Employers are accounted for on the accrual basis. Withdrawals are accounted for upon distribution. At December 31, 2009, Plan investments include 5,543 shares held by five terminated employees who have not yet requested distribution in accordance with the terms of the Plan.

(3)	Fair Value Measurements

The Plan estimates the fair value of its assets consistent with the provisions of the accounting standard for fair value measurements and disclosures. The accounting standard provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy under the accounting standard are described below:
Level 1 – inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Plan has the ability to access.
(Continued)

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2009, 2008, and 2007
Level 2 – inputs use other inputs that are observable, either directly or indirectly. These inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 – inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.
In instances where inputs used to measure fair value fall into different levels of the fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Plan’s investment in Synovus common stock is considered a Level 1 input under the fair value hierarchy.

Management of the Plan also believes that the carrying amount of the receivables is a reasonable approximation of fair value due to their short-term nature.

(4)	Tax Status of the Plan

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by their Participating Employer. Cash dividends paid on Synovus common stock purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the Synovus common stock purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.
(Continued)

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2009, 2008, and 2007
(5)	Contributions

Contributions by Participating Employers and by participants are as follows:

	2009		2008		2007
	Participating		Participating		Participating
Participating company	Employers	Participants	Employers	Participants	Employers	Participants
Synovus Financial Co rp.	$1,517,566	3,034,999	1,426,799	2,853,998	1,362,408	2,726,269
Columbus Bank and Trust Company	477,089	954,170	599,107	1,199,193	573,581	1,147,220
Commercial Bank and Trust Company of Troup County	21,998	43,970	34,335	68,662	37,236	74,448
Commercial Bank of Thomas ville	56,051	112,100	74,832	149,661	72,805	145,545
SB&T	82,649	165,270	62,458	124,909	57,525	115,048
Sumter Bank and Trust Company	6,842	13,684	44,819	89,639	48,271	96,542
The Coastal Bank of Georgia	56,556	113,112	74,253	148,502	71,857	143,773
First State Bank and Trust Company	43,962	87,924	47,269	94,536	47,769	95,346
Cohutta Banking Company	63,814	127,627	64,439	128,911	53,273	106,498
Bank of Coweta	53,327	106,662	63,172	126,335	62,367	124,704
Citizens Bank & Trust of West Georgia	—	—	70,159	140,306	98,015	195,869
Synovus Securities , Inc.	152,509	304,872	146,233	292,371	125,164	250,254
Community Bank and Trust of Southeast Alabama	60,296	120,580	58,572	117,143	49,290	98,580
Tallahassee State Bank	26,232	52,464	28,515	57,030	25,199	50,398
CB&T Bank of Middle Georgia	44,687	89,373	61,845	123,688	64,561	128,867
First Community Bank of Tifton	35,288	70,577	45,381	90,760	45,649	91,374
CB&T of East Alabama	44,416	88,833	49,096	98,192	42,991	86,080
Sea Is land Bank	100,687	201,373	106,287	212,573	87,746	175,489
Citizens First Bank	39,286	78,572	47,662	95,323	46,668	93,332
First Coast Community Bank	28,665	57,330	32,093	64,140	31,197	62,393
Bank of Pensacola	—	—	137,531	275,062	126,789	253,541
Vanguard Bank and Trust	—	—	71,095	142,189	79,304	158,470
The National Bank of Walton County	—	—	29,204	58,406	39,739	79,478
AFB&T	219,009	438,019	214,628	429,256	192,664	385,297
First Commercial Bank of Birmingham	218,691	437,380	252,259	504,459	237,228	474,230
First National Bank of Jasper	88,337	176,668	96,379	192,750	97,241	194,476
Sterling Bank	57,662	114,631	67,672	134,865	66,592	132,484
The Bank of Tuscaloosa	44,162	88,323	67,584	135,165	70,844	141,681
First Commercial Bank of Huntsville	82,685	165,371	94,867	189,734	83,985	167,971
Peachtree National Bank	—	—	—	—	35,438	70,876
Synovus Mortgage Corp.	244,529	489,056	195,673	391,313	219,133	438,031
Citizens & Merchants State Bank	—	—	23,938	47,876	26,122	52,243
Synovus Trust Company	262,998	525,996	317,722	635,388	305,904	611,995
The National Bank of South Carolina	340,799	681,599	384,771	769,527	376,145	752,260
Bank of North Georgia	487,986	975,998	562,074	1,124,114	462,183	924,117
Georgia Bank & Trust	56,682	113,363	65,592	131,183	58,091	116,179
Total Technology Ventures	2,317	4,634	10,981	21,961	11,137	22,273
Synovus Insurance of Georgia	68	136	2,954	5,907	12,051	24,102
Creative Financial Group	92,211	184,423	108,516	216,977	105,252	210,190
GLOBALT, Inc.	71,803	143,317	70,590	139,741	62,789	125,511
The Bank of Nashville	59,001	118,002	73,976	147,941	69,010	138,015
First Nation Bank	—	—	—	—	41,820	83,584
Synovus Bank of Jacksonville	43,203	86,407	48,192	96,385	41,600	83,201
Trust One Bank	55,203	110,171	78,198	156,353	73,391	146,628
Synovus Insurance of Florida	—	—	195	388	212	425
Synovus Insurance of Alabama	—	—	84	168	605	1,210
First Florida Bank	—	—	35,133	70,202	55,155	110,307
Cohutta Banking Company of Tennessee	—	—	4,549	9,097	8,649	17,417
Synovus Bank	149,856	299,712	200,996	401,982	182,756	365,507
Coastal Bank and Trust of Florida	130,872	261,745	—	—	—	—
Synovus Title II LLC	1,260	2,521	—	—	—	—

Total contributions	$5,621,254	11,240,964	6,352,679	12,704,261	6,145,401	12,289,728

(Continued)

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2009, 2008, and 2007
(6)	Unrealized Depreciation in Common Stock of Synovus Financial Corp.

Changes in unrealized depreciation in Synovus common stock are as follows:

	2009	2008	2007
Unrealized depreciation at end of year	$(43,897,365)	(32,496,984)	(1,305,015)
Unrealized (depreciation) appreciation at beginning of year	(32,496,984)	(1,305,015)	18,851,275

Unrealized depreciation for the year	$(11,400,381)	(31,191,969)	(20,156,290)

(7)	Realized (Loss) Gain on Withdrawal/Distributions to Participants

The (loss) gain realized on withdrawal/distributions to participants is summarized as follows:

	2009	2008	2007
Fair value at dates of distribution or redemption of shares of Synovus common stock	$6,118,118	10,880,938	17,734,489
Less cost (computed on an average cost basis) of shares of Synovus common stock distributed or redeemed	20,896,825	21,092,690	14,062,014

Total realized (loss) gain	$(14,778,707)	(10,211,752)	3,672,475